EXHIBIT 99.2

Location Based Technologies and Jabil Circuit Sign
Manufacturing Services Agreement for PocketFinder

ANAHEIM, Calif., June 02 2008 --Location Based Technologies (OTCBB:LBAS), a leading-edge family service provider of personal locator devices and services, today announced it has selected Jabil Circuit, Inc. (NYSE: JBL), a global electronic product solutions company, to manufacture the PocketFinder® family of location devices.

Under the terms of the comprehensive manufacturing services agreement, Jabil will also test, configure, and assemble the PocketFinder family of products which uses advanced technology to help families stay connected. The small devices easily fit into a pocket, purse or backpack, and can be accessed via the Internet, cell phone or landline to show its exact location in real time.

“This agreement commences what we expect to be a long-term partnership that offers us the  ability to  deliver world class quality product in the highly complex and competitive consumer electronics market and optimize overall manufacturing capabilities,” said David Morse, co-president and CEO of Location Based Technologies, Inc. “Jabil is the world’s second largest electronics OEM with facilities on three continents, so we know they are capable of supporting the large volumes we will inevitably require.”

“We are delighted to become the preferred supplier to Location Based Technologies and hope to build on this relationship in the years to come,” said Steve Borges, vice president of business development for Jabil.  “Moreover, we believe this agreement strengthens our position in the overall consumer electronics industry and enhances our global standing as a leading provider of location based devices.”

PocketFinder location devices are unique because they were designed from the ground up rather than as an add-on product. Location Based Technologies conducted a series of use cases to determine what people really wanted and has used this granular level of understanding to design the product, the interface and the network infrastructure to meet those needs.

PocketFinder location devices include several advanced features, such as allowing users to designate customizable  Alert Areas as electronic “fences” to notify them when a family member or pet leaves or enters a specified area. The devices can even track vehicle speeds to ensure family members are driving safely.

About Jabil

Jabil is an electronic product solutions company providing comprehensive electronics design, manufacturing and product management services to global electronics and technology companies. Jabil helps bring electronics products to the market faster and more cost effectively by providing complete product supply chain management around the world. With more than 75,000 employees and facilities in 20 countries, Jabil provides comprehensive, individualized-focused solutions to customers in a broad range of industries. Jabil common stock is traded on the New York Stock Exchange under the symbol, “JBL”. Further information is available on the company’s website at http://www.jabil.com.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS), Location Based Technologies designs and develops leading-edge personal locator devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the lives of families globally. The company is headquartered in Anaheim, Calif. For more information, visit http://www.pocketfinder.com.

This news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

Contacts:

David Morse
Location Based Technologies
(800) 615-0869
dave@pocketfinder.com

Daly-Swartz PR for Location Based Technologies
Jeffrey Swartz, 949-470-0075
jeffreyswartz@dsprel.com

Glenn Busch, Northstar Investments
Investor Relations
Glenn Busch, Northstar Investments
 (714) 310-8641
glenn@pocketfinder.com

Beth Walters
Vice President, Investor Relations
Jabil Circuit Inc.
(727) 803-3349
investor_relations@jabil.com

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